EXHIBIT 99

Investor Contact:

Media Contact:

Emma Jo Kauffman

Andrea Ewin Turner

(615) 855-5525

(615) 855-5209

DOLLAR GENERAL REPORTS INCREASED JANUARY SALES

GOODLETTSVILLE, Tenn. – February 6, 2003 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the January four-week period ended January 31, 2003, equaled $429.9 million compared with $381.5 million last year, an increase of 12.7 percent.  Same-store sales for the January period increased 3.8 percent compared with a 6.4 percent increase in the prior year January period.  The average customer purchase in January was approximately $8.23 compared to $8.20 in the same period last year.  Customer transactions in same-stores increased approximately 3.5 percent.

January sales by major merchandise category are as follows:

	FY 2002 Percent of Sales	FY 2001 Percent of Sales	Est. Same-Store Sales Change
Highly Consumable	66%	65%	+6%
Home Products	13%	14%	-1%
Basic Clothing	9%	9%	+1%
Hardware and Seasonal	12%	12%	0%

Departments reporting the strongest same-store percentage sales increases for January include the infants, toddlers and girls department, the mens and boys department and the home cleaning and food department.

For the 13-week period ended January 31, 2003, Dollar General’s total retail sales increased 11.0 percent to $1.8 billion from $1.6 billion in the same period a year ago.  Same-store sales for the 13-week period increased 2.1 percent.

For the 52-week period ended January 31, 2003, Dollar General’s total retail sales increased 14.6 percent to $6.1 billion from $5.3 billion in the same period a year ago.  Same-store sales for the 52-week period increased 5.7 percent.  During the year, the Company opened 622 new stores and closed 49 stores.  As of January 31, 2003, Dollar General operated 6,113 stores in 27 states.

February Sales Outlook:

For the four-week February period ending February 28, 2003, the Company expects total sales to increase ten to thirteen percent. Same-store sales are expected to increase two to five percent compared with a same-store sales increase of 7.7 percent in the February period last year.  February sales results will be released on Thursday, March 6, 2003.

Dollar General expects to release year-end results on March 17, 2003.

For more information about the Company, visit its newly redesigned web site at www.dollargeneral.com.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION, INCLUDING INFORMATION REGARDING THE COMPANY’S FUTURE SALES OUTLOOK.  THE WORDS “BELIEVE,” “ANTICIPATE,” “PROJECT,” “PLAN,” “EXPECT,” “ESTIMATE,” “OBJECTIVE,” “FORECAST,” “GOAL,” “INTEND,” “WILL LIKELY RESULT,” OR “WILL CONTINUE” AND SIMILAR EXPRESSIONS GENERALLY IDENTIFY FORWARD-LOOKING STATEMENTS.  THE COMPANY BELIEVES THE ASSUMPTIONS UNDERLYING THESE FORWARD-LOOKING STATEMENTS ARE REASONABLE; HOWEVER, ANY OF THE ASSUMPTIONS COULD BE INACCURATE, AND THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED BY, OR IMPLIED IN, THE FORWARD-LOOKING STATEMENTS.  A NUMBER OF FACTORS MAY RESULT IN ACTUAL RESULTS DIFFERING FROM SUCH FORWARD-LOOKING INFORMATION, INCLUDING, BUT NOT LIMITED TO:  THE COMPANY'S ABILITY TO MAINTAIN ADEQUATE LIQUIDITY THROUGH ITS CASH RESOURCES AND CREDIT FACILITIES; THE COMPANY'S ABILITY TO COMPLY WITH THE TERMS OF THE COMPANY'S CREDIT FACILITIES (OR OBTAIN WAIVERS FOR NON-COMPLIANCE); TRANSPORTATION AND DISTRIBUTION DELAYS OR INTERRUPTIONS, INCLUDING, BUT NOT LIMITED TO, THE IMPACT OF THE RECENT MANAGEMENT LOCKOUT OF THE WEST COAST DOCK-WORKERS AND ANY ONGOING WORK SLOWDOWN ON THE ECONOMY AND ON THE COMPANY’S ABILITY TO RECEIVE INVENTORY; INVENTORY RISKS DUE TO SHIFTS IN MARKET DEMAND; CHANGES IN PRODUCT MIX; INTERRUPTIONS IN SUPPLIERS' BUSINESSES; COSTS AND POTENTIAL PROBLEMS AND INTERRUPTIONS ASSOCIATED WITH IMPLEMENTATION OF NEW OR UPGRADED SYSTEMS AND TECHNOLOGY; FUEL PRICE AND INTEREST RATE FLUCTUATIONS; A DETERIORATION IN GENERAL ECONOMIC CONDITIONS CAUSED BY ACTS OF WAR OR TERRORISM; TEMPORARY CHANGES IN DEMAND DUE TO WEATHER PATTERNS; DELAYS ASSOCIATED WITH BUILDING, OPENING AND OPERATING NEW STORES;  AND THE IMPACT OF THE SEC INQUIRY RELATED TO THE RESTATEMENT OF CERTAIN OF THE COMPANY’S FINANCIAL STATEMENTS.

READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS RELEASE.  THE COMPANY DISCLAIMS ANY OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT EVENTS OR CIRCUMSTANCES OCCURRING AFTER THE DATE OF THIS RELEASE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

# # #